Exhibit 99.1

Flux Power Announces Expanded $14 Million Credit Facility with Silicon Valley Bank

Increased Credit Capacity Provides Ample Capital Resources to Meet Targeted Fiscal 2023 Growth & Profitability Objectives

VISTA, CA — January 13, 2023 — Flux Power Holdings, Inc. (NASDAQ: FLUX), a developer of advanced lithium-ion energy storage solutions for electrification of commercial and industrial equipment, has expanded the available credit under its existing facility with Silicon Valley Bank (“SVB Credit Facility”). The amended agreement increases the available capacity of the facility from $8 million to $14.0 million to support higher working capital requirements related to increased customer demand.

The Fourth Amendment includes but is not limited to increasing the amount of the revolving line of credit from $8.0 million to $14.0 million, removing the liquidity ratio financial covenant of the Company, amending the definition of Borrowing Base (as defined in the Fourth Amendment), which includes a new defined term for Net Orderly Liquidation Value (as defined in the Fourth Amendment), and removing certain defined liquidity terms.

“We are pleased to have entered into this amended credit facility providing $6.0 million in increased availability on our asset-based lending line, providing the additional cash to fund the inventory and receivables needed to meet our targeted growth goals,” said Ron Dutt, Flux Power Chief Executive Officer. “Silicon Valley Bank is a trusted banking advisor that has been part of our continued growth through the years as we’ve scaled our company. The additional availability also provides Flux with a core lending base to meet our anticipated capital resources to fund planned operations to achieve our fiscal 2023 growth and profitability objectives. Having now surpassed our 17th consecutive quarter of year-over-year revenue growth, it is reassuring to have this strong lending relationship to help support our working capital requirements.”

“Silicon Valley Bank is excited to further our support of Flux with this increased capacity under the working capital line of credit. We look forward to Flux’s continued progress in deploying clean, safe, and innovative battery technology solutions,” said Jordan Kanis, managing director of climate technology and sustainability at Silicon Valley Bank.

About Flux Power Holdings, Inc.

Flux Power (NASDAQ: FLUX) designs, manufactures, and sells advanced lithium-ion energy storage solutions for electrification of a range of industrial and commercial sectors including material handling, airport ground support equipment (GSE), and stationary energy storage. Flux Power’s lithium-ion battery packs, including the proprietary battery management system (BMS) and telemetry, provide customers with a better performing, lower cost of ownership, and more environmentally friendly alternative, in many instances, to traditional lead acid and propane-based solutions. Lithium-ion battery packs reduce CO2 emissions and help improve sustainability and ESG metrics for fleets. For more information, please visit www.fluxpower.com.

About Silicon Valley Bank

SVB Financial Group (NASDAQ: SIVB) and its subsidiaries help innovative companies and their investors move bold ideas forward, fast. SVB Financial Group’s businesses, including Silicon Valley Bank, offer commercial, investment and private banking, asset management, private wealth management, brokerage and investment services and funds management services to companies in the technology, life science and healthcare, private equity and venture capital, and premium wine industries. Headquartered in Santa Clara, California, SVB Financial Group operates in centers of innovation around the world. Learn more at svb.com.

Silicon Valley Bank, the bank of the world’s most innovative companies and investors, provides commercial banking services, expertise and insights to the technology, life science and healthcare, private equity, venture capital and premium wine industries. Silicon Valley Bank operates in centers of innovation around the world and is one of SVB’s core businesses with SVB Capital, SVB Private and SVB Securities. With global commercial banking services, Silicon Valley Bank helps address the unique needs of its dynamic, fast-growing, innovative clients. Learn more at svb.com.

Forward-Looking Statements

This release contains projections and other “forward-looking statements” relating to Flux Power’s business, that are often identified using “believes,” “expects” or similar expressions. Forward-looking statements involve several estimates, assumptions, risks, and other uncertainties that may cause actual results to be materially different from those anticipated, believed, estimated, expected, etc. Such forward-looking statements include impact of COVID-19 on Flux Power’s business, results and financial condition; Flux Power’s ability to obtain raw materials and other supplies for its products at competitive prices and on a timely basis, particularly in light of the potential impact of the COVID-19 pandemic on its suppliers and supply chain; the development and success of new products, projected sales, deferral of shipments, Flux Power’s ability to fulfill backlog orders or realize profit from the contracts reflected in backlog sale; Flux Power’s ability to fulfill backlog orders due to changes in orders reflected in backlog sales, Flux Power’s ability to obtain the necessary funds under the credit facilities, Flux Power’s ability to timely obtain UL Listing for its products, Flux Power’s ability to fund its operations, distribution partnerships and business opportunities and the uncertainties of customer acceptance and purchase of current and new products, and Flux Power’s ability to negotiate and enter into a definitive agreement in connection with the Letter of Intent. Actual results could differ from those projected due to numerous factors and uncertainties. Although Flux Power believes that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, they can give no assurance that such statements will prove to be correct, and that the Flux Power’s actual results of operations, financial condition and performance will not differ materially from the results of operations, financial condition and performance reflected or implied by these forward-looking statements. Undue reliance should not be placed on the forward-looking statements and Investors should refer to the risk factors outlined in our Form 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov/edgar. These forward-looking statements are made as of the date of this news release, and Flux Power assumes no obligation to update these statements or the reasons why actual results could differ from those projected.

Flux, Flux Power, and associated logos are trademarks of Flux Power Holdings, Inc. All other third-party brands, products, trademarks, or registered marks are the property of and used to identify the products or services of their respective owners.

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Contacts

Media & Investor Relations:

info@fluxpower.com

External Investor Relations:
Chris Tyson, Executive Vice President
MZ Group - MZ North America
949-491-8235
FLUX@mzgroup.us
www.mzgroup.us